EXHIBIT 99.1

Contacts:
Jack M. Swig
MFIC Corporation
Tel. 617-969-5452
E-mail: info@mfics.com

Sarah Cavanaugh
MacDougall Biomedical Communications
Tel. 508-647-0209
E-mail: scavanaugh@macbiocom.com

FOR IMMEDIATE RELEASE

MFIC Corporation Announces Resignation of Irwin Gruverman from Board of Directors

NEWTON, MA, September 20, 2007—MFIC Corporation (OTCBB: MFIC) announced today that Irwin J. Gruverman has resigned as a Director of MFIC effective Monday September 17, 2007.

Mr. Gruverman founded MFIC in 1982. Over the course of almost twenty five years, he served as CEO and Chairman until retiring in April 2007 and assuming the role of Chairman Emeritus on the Company’s Board of Directors.

“Under Irv’s vision and leadership, MFIC built a company that today leads the industry in high-shear processing equipment,” said James N. Little, Ph.D., Acting Chairman of MFIC. “We are very grateful for his many years of service to MFIC and I am joined by the other directors in wishing him very well in pursuing his other interests.”

About MFIC Corporation:
MFIC Corporation, through its operating subsidiary, Microfluidics Corporation, designs, manufactures and distributes patented and proprietary high performance Microfluidizer® materials processing and formulation equipment to the biotechnology, pharmaceutical, chemical, cosmetics/personal care, and food industries. MFIC applies its 20 years of high pressure processing experience to produce the most uniform and smallest liquid and suspended solid particles available, and has provided manufacturing systems for nanoparticle products for more than 15 years.

The Company is a leader in advanced materials processing equipment for laboratory, pilot scale and manufacturing applications, offering innovative technology and comprehensive solutions for nanoparticles and other materials processing and production. More than 3,000 systems are in use and afford significant competitive and economic advantages to MFIC equipment customers.